Grant Park Fund Weekly Commentary

For the Week Ended May 6, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (Jun 2006 - May 2011)

Class	Week ROR	MTD MAY 2011	YTD	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	-5.8%	-5.8%	-3.0%	7.4%	-1.1%	3.7%	5.6%	3.7%	12.3%	-16.4%	0.4	0.5
B**	-5.8%	-5.8%	-3.2%	6.7%	-1.7%	2.9%	N/A	2.9%	12.3%	-17.1%	0.3	0.4
Legacy 1***	-5.6%	-5.6%	-2.2%	9.1%	N/A	N/A	N/A	0.1%	11.4%	-10.9%	0.1	0.0
Legacy 2***	-5.6%	-5.6%	-2.4%	8.7%	N/A	N/A	N/A	-0.2%	11.3%	-11.1%	0.0	0.0
Global 1***	-5.4%	-5.4%	-3.2%	4.2%	N/A	N/A	N/A	-2.2%	10.6%	-13.3%	-0.2	-0.3
Global 2***	-5.4%	-5.4%	-3.3%	3.9%	N/A	N/A	N/A	-2.6%	10.6%	-13.5%	-0.2	-0.3
Global 3***	-5.4%	-5.4%	-4.0%	2.1%	N/A	N/A	N/A	-4.3%	10.6%	-14.6%	-0.4	-0.5

S&P 500 Total Return Index****	-1.7%	-1.7%	7.2%	25.3%	0.7%	3.2%	2.6%	3.2%	17.9%	-50.9%	0.3	0.2
Barclays Capital U.S. Long Gov Index****	1.7%	1.7%	2.7%	4.0%	6.6%	7.4%	7.0%	7.4%	11.1%	-12.3%	0.7	1.1

* Performance metrics are calculated using April 2011 month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	29%					29%
Energy	7%	Long	Gasoline Blendstock	3.2%	Long	8%	Long	Gasoline Blendstock	3.0%	Long
			Crude Oil	1.4%	Long			Crude Oil	1.6%	Long
Grains/Foods	9%	Long	Corn	2.4%	Long	8%	Long	Corn	2.4%	Long
			Coffee	1.8%	Long			Coffee	1.5%	Long
Metals	13%	Long	Gold	3.5%	Long	13%	Long	Gold	3.3%	Long
			Aluminum	2.1%	Long			Aluminum	2.0%	Long
FINANCIALS	71%					71%
Currencies	33%	Short $	Euro	3.5%	Long	33%	Short $	Euro	3.7%	Long
			U.S. Dollar/Euro	2.3%	Short			Australian Dollars	2.4%	Long
Equities	16%	Long	Dax Index	3.3%	Long	16%	Long	Dax Index	3.2%	Long
			S&P 500	2.1%	Long			S&P 500	2.4%	Long
Fixed Income	22%	Long	U.S. 2-Year Treasury Notes	5.7%	Long	22%	Long	U.S. 2-Year Treasury Notes	6.8%	Long
			U.S. 10-Year Treasury Notes	2.7%	Long			U.S. 10-Year Treasury Notes	2.9%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

The crude oil markets underwent a sharp selloff and fell 15% from the previous week's close. The market declined due to investor liquidations and the forecasts for reduced oil demand which are caused by high gas prices. Natural gas prices also moved lower as speculators forecasted that warmer weather in the U.S. would reduce demand for heating fuel.

Grains/Foods

Investors drove grains markets generally lower as recent risk-aversion prompted the liquidation of riskier assets. Speculation concerning the impact of rain forecasts and harvest yields in the Midwest added to the decline in the grains markets. Sugar prices fell sharply as revised estimates forecasted near-record high sugar production from Thailand.

Metals

Resurfacing concerns that China may tighten monetary policy put heavy pressure on the base metals markets, moving prices lower. Silver markets fell nearly 28% following news that margin requirements for silver positions would increase, which put pressure on demand. Large liquidations by large investments also drove the precious metals markets lower.

Currencies

The U.S. dollar posted strong gains against counterparts as concerns surrounding the global economy increased demand for safe-haven currencies. Currencies from major commodity exporting nations, including the Canadian and Australian dollars, endured setbacks as the recent commodities selloff prompted liquidations. The euro also declined against counterparts after the president of the European Central Bank released comments suggesting that interest rates in the Eurozone would most likely remain unchanged.

Equities	Global equity markets experienced losses as a larger-than-expected increase in U.S. weekly jobless claims dampened recovery forecasts for the global economy.
Fixed Income

U.S. Treasury markets posted solid gains following sharp declines in the commodity and equity markets. Fears surrounding a prolonged global economic slowdown weighed heavily on investor risk appetite, prompting buying in the more risk-averse U.S. debt markets.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.